Rule 424(b)(3)
333-153401

Supplement to Prospectus Dated December 31, 2008

Dated: June 1, 2009

STATE OF ISRAEL
$1,000,000,000
JUBILEE FIXED RATE BONDS (SIXTH SERIES)

____________________

Effective as of June 1, 2009, the State of Israel will begin to offer the 1-Year Maccabee Fixed Rate Bonds only in conjunction with the 3-Year Maccabee Fixed Rate Bonds.

The 1-Year Maccabee and the 3-Year Maccabee Bonds will be offered as a unit in a minimum denomination of $25,000 (out of which $15,000 will be allocated to the 1-Year Maccabee Fixed Rate Bonds and $10,000 will be allocated to the 3-Year Maccabee Fixed Rate Bonds), and integral multiples of $5,000 (out of which $3,000 will be allocated to the 1-Year Maccabee Fixed Rate Bonds and $2,000 will be allocated to the 3-Year Maccabee Fixed Rate Bonds).  For example, if you were to invest $35,000, you would receive $21,000 principal amount of 1-Year Maccabee Bonds and $14,000 principal amount of 3-Year Maccabee Bonds.

The aggregate principal amount of the 1-Year Maccabee and the 3-Year Maccabee units offered under this prospectus shall not exceed $25,000,000 ($15,000,000 in the aggregate of the 1-Year Maccabee Fixed Rate Bonds and $10,000,000 in the aggregate of the 3-Year Maccabee Fixed Rate Bonds).